Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ROTH CH ACQUISITION IV CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(f)	60,000,000 (1)	N/A (2)	$8,341.91 (2)	$0.00011020	$0.92 (3)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$8,341.91		$0.22
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$0.92

(1)

Based on the maximum number of shares of common stock, par value $0.0001 per share, of the registrant estimated to be issued or issuable upon consummation of the business combination contemplated in that certain Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Roth CH Acquisition IV Co. (“ROCG”), Roth IV Merger Sub Inc., and Tigo Energy, Inc. (“Tigo”). This number is based on the product of (a) the sum of (i) 22,597,464, the aggregate number of shares of common stock, par value $0.00001 per share, of Tigo, (ii) 199,145,285, the aggregate number of shares of preferred stock, par value $0.00001 per share, of Tigo, (iii) 8,208,682 the aggregate number of shares of Tigo common stock underlying outstanding Tigo warrants to purchase Tigo common stock, (iv) 1,064,446, the aggregate number of shares of Tigo preferred stock underlying outstanding Tigo warrants to purchase Tigo preferred stock, and (v) 19,241,496, the aggregate number of shares of Tigo common stock outstanding under Tigo’s incentive plans, in each case outstanding as of the date hereof and (b) an estimated Exchange Ratio of 0.2163 pursuant to, and as defined in, the Merger Agreement.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Tigo is a private company for which no market exists for its securities and Tigo has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Tigo securities expected to be exchanged in the Business Combination.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00011020.